                                                                    EXHIBIT 11.1

           Computation of Basic and Diluted Earnings Per Common Share

EARNINGS


                                                      3/31/96               3/31/97               3/31/98
                                                      -------               -------               -------
Net Income (Loss)                                  $(1,254,418)            $ 291,750             $ 262,138
Series A Preferred Stock Dividends                    (185,199)              (91,542)                    0
Series B Preferred Stock Dividends                    (464,655)             (232,332)              (67,066)
Series B Preferred Stock Dividends in arrears                0              (134,732)             (201,198)
                                                   -----------             ---------             ---------

Pro Forma Loss Applicable to Common Stock          $(1,904,272)            $(166,856)            $  (6,126)





SHARES

Weighted Average Common Shares for the
 period ended                                        8,033,642             8,240,776            14,106,492

Additional Shares Assuming Conversion of:
 Employee Options Exercised                                  0                     0                     0
                                                    ----------            ----------            ----------

Pro Forma Shares for Basic Earnings
 Per Common Share                                    8,033,642             8,240,776            14,106,492
                                                    ----------            ----------            ----------

Additional Shares Assuming Conversion of:
 Preferred Stock                                             0                     0                     0
                                                    ----------            ----------            ----------

Pro Forma Shares for Diluted Earnings
 Per Common Share                                    8,033,642             8,240,776            14,106,492
                                                    ==========            ==========            ==========



----------------------------------------------------------------------------------------------------------

Basic Earnings Per Common Share                     $(     .24)           $(     .02)           $(     .00)
Diluted Earnings Per Share                         *$(     .24)          *$(     .02)          *$(     .00)

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

* Common Stock Equivalents have an Anti-Dilutive Effect on Earnings Per Share and are excluded from This Exhibit.

** The above information is provided on the Statement of Operations for the six months ended September 30, 1998.